Exhibit 23.4

Letterhead of Gustavson Associates, LLC

CONSENT OF GUSTAVSON ASSOCIATES, LLC

The undersigned, Gustavson Associates, LLC, hereby states as follows:

Gustavson Associates, LLC assisted with the preparation of the “Preliminary Assessment, Awak Mas Gold Project, Sulawesi, Indonesia”, dated January 16, 2008 (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to our firm included with such information, as set forth above in the Form 10-K.

By:	s/ William J. Crowl, R.G.
Name: William J. Crowl, R.G.
Title: Vice President, Mining

Date: September 28, 2012